Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC. William J. Carden, Chairman, President and CEO 713-706-6200	FOR IMMEDIATE RELEASE

AMERICAN SPECTRUM REALTY, INC. WILL REALIZE AN $800,000 GAIN

IN THE THIRD QUARTER 2012

Houston, TX, September 11, 2012 American Spectrum Realty, Inc. (AMEX:AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today that it has successfully satisfied the loan with one of its banks. The Company’s loan had been restructured, but the bank had offered a significant discount for the loan to be paid off early. The Company paid the bank $1.0 million for a complete satisfaction of the loan, which had a principal balance and accrued interest due of approximately $1.8 million. The Company anticipates that a gain of approximately $0.8 million will be recognized on the transaction during the third quarter of 2012. A mutual release settles all issues regarding this loan for both parties.

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self-storage, retail properties, and multi-family properties throughout the United States. The company has been publicly traded since 2001.  American Spectrum Management Group, Inc. (“ASMG”) is a wholly-owned subsidiary of the Company that manages and leases all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

ASMG provides first-class management and leasing services for office, industrial, retail, self-storage, and multi-family properties, totaling over 11 million square feet in 18 states.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.